UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

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EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

(915) 543-5711

April 15, 2011

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company (“Company”) will be held at 455 Madison Avenue, New York, New York 10022, on May 26, 2011, at 10:00 a.m., Eastern Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class II Directors; (ii) to consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (iii) to hold a non-binding advisory vote on the Company’s executive compensation, commonly referred to as a “say on pay” vote; and (iv) to hold a non-binding advisory vote on the frequency of “say on pay” votes.

Information concerning these matters is set forth in the accompanying Notice of the Meeting and Proxy Statement. Your Board of Directors (“Board”) recommends that you vote FOR proposals one, two and three, and that you vote for the option of “one year” for proposal four, as explained in the attached Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date, and return the enclosed proxy promptly.

Sincerely,

David W. Stevens Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at 455 Madison Avenue, New York, New York 10022, on Thursday, May 26, 2011, at 10:00 a.m., Eastern Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class II Directors;

(2)	To consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To hold a non-binding advisory vote on the Company’s executive compensation, commonly referred to as a “say on pay” vote;

(4)	To hold a non-binding advisory vote on the frequency of future “say on pay” votes; and

(5)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board has fixed the close of business on March 28, 2011, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

The Board has made these materials available to you on the Internet or, at your direction, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of El Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Guillermo Silva, Jr. Corporate Secretary

April 15, 2011

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE, SIGN AND

RETURN YOUR PROXY PROMPTLY. THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 26, 2011

GENERAL

The accompanying proxy is solicited on behalf of the Board of Directors of El Paso Electric Company (the “Company”) for use at its 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2011, at 10:00 a.m., Eastern Time, at 455 Madison Avenue, New York, New York 10022 and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax, or other electronic means by the directors, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Shareholder Communications, Inc. for a fee of $6,500 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice of the Meeting to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the Internet to shareholders of the Company on or about April 15, 2011.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on March 28, 2011, the “record date” for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 42,106,995 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class II Director. The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve, by an advisory vote, the compensation of our named executive officers and to recommend, by an advisory vote, the frequency of a shareholder vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

The outcome of the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of executive compensation advisory votes will not be binding on the Board of Directors. Therefore, there is no “required vote” on these resolutions. The Board of Directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory votes in determining how to proceed following such votes.

A shareholder having the right to vote may vote either in person or by proxy. A shareholder of record may vote in person at the Annual Meeting. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice of the Meeting, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted “FOR” all of the director nominees, “FOR” each of proposals two and three, and for “ONE YEAR” for proposal four. With respect to any other matters that will come before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned, the shares represented by such proxy will not be voted.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote AGAINST when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

The New York Stock Exchange rules provide that the election of directors in an uncontested election, the advisory vote on the executive compensation and the advisory vote on the frequency of executive compensation advisory votes are non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for these proposals cannot exercise their discretionary authority to vote your shares for these proposals. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Article III, Section 2, of the Company’s Bylaws divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three-year term. The Board currently has twelve members and each class has four members.

The shares represented by the accompanying proxy will be voted to elect the four nominees below for Class II Directors recommended by the Board of Directors, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee.

Qualifications of Directors

The Board of Directors, acting through the Nominating and Corporate Governance Committee (the “Committee”), is responsible for recommending to the stockholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Committee periodically to review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

Half of the current directors were originally appointed to the Board at the time of the Company’s emergence from bankruptcy in 1996. The various creditor and public constituencies at the time sought individuals with financial, regulatory and managerial skills that both represented a break with the past and an ability to direct a fragile entity back to viability. This core group of Directors instituted policies that returned the Company’s debt to “investment grade” status within a short period, improved its posture with customers and regulators and led to a substantial increase in the price of the common stock in succeeding years. During that period, as Directors retired or as the needs of the Company evolved, the Board added other individuals with skills (such as knowledge of the local service areas and of legislative and regulatory affairs) that became more important as the Company stabilized and grew. For example, when Mr. Edwards (a former utility executive) retired from the Board in 2010, the Board added Mr. Shockley, who has executive and operational experience in the regulated utility industry, to complement the skills of Mr. Stevens.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to spend the time necessary to perform their roles despite other professional commitments.

The Committee considers the following additional factors as important qualifications and skills of each member of the current Board:

•

experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Ms. Holland-Branch and Mr. Brown), telecommunications (Mr. Cicconi), regulated financial (Messrs. Parks, Heitz, Harris, Wertheimer, Siegel and Yamarone), regulated utility (Messrs. Shockley and Stevens), non-profit and technology (Ms. Allen) and legal (Messrs. Cicconi, Heitz and Siegel);

•

experience in corporate restructuring and finance (Messrs. Harris, Parks, Siegel, Wertheimer, Yamarone and Brown), which has been important in restoring the Company’s financial condition and will be critical as the Company accesses public and private sources of capital in the future;

•

geographic presence in and knowledge of the communities and constituencies served by the Company in El Paso (Ms. Holland-Branch and Messrs. Brown and Stevens) and New Mexico (Ms. Allen and Mr. Stevens); and

•

significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management and accounting (Messrs. Yamarone and Parks), governmental affairs (Ms. Holland-Branch and Messrs. Brown, Cicconi and Stevens) utility operations (Messrs. Shockley and Stevens), corporate governance (Messrs. Harris, Heitz and Wertheimer) and strategic planning (Ms. Allen and Messrs. Parks and Siegel).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. ALLEN AND MESSRS. HEITZ, PARKS AND SIEGEL, AS CLASS II DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board of Directors has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board of Directors.

NOMINEES FOR CLASS II DIRECTORS (NEW TERM TO EXPIRE IN 2014)

Catherine A. Allen

Chairman and Chief Executive Officer, The Santa Fe Group

Director since 2009

Ms. Allen, age 64, has, since 1996, been the Chairman, Chief Executive Officer and Founder of The Santa Fe Group, a strategic consulting and research firm specializing in emerging technologies, innovation, and alliances. Previously, Ms. Allen was a Vice President of Business Development and Alliances of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She is the President and Chairman of the Board of the Mark Twain Research Foundation. She was formerly CEO of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. She serves on the board of Stewart Title Guaranty Company and the advisory board for Citibank Global Transaction Business. Ms. Allen joined our Board in May 2009 and serves on our Compensation, External Affairs and Energy Resources and Environmental Oversight Committees.

Kenneth R. Heitz

Partner, Irell & Manella, LLP, a law firm

Director since 1996

Mr. Heitz, age 63, has been a Partner of the law firm of Irell & Manella, LLP most recently since 1991. Prior to joining Irell & Manella, Mr. Heitz served as Acting President and Chief Executive Officer of Columbia Savings and Loan Association from January 1990 to March 1990 and as its Executive Vice President and General Counsel from 1988 to 1990. Mr. Heitz has been a director of the Company since 1996, and in May 2008, he was appointed Chairman of our Board. He also serves on our External Affairs and Energy Resources and Environmental Oversight Committees.

Michael K. Parks

Managing Director, TCW Group and Managing Director Crescent Capital Group, LP

Director since 1996

Mr. Parks, age 51, serves as Managing Director of Crescent Capital Group, LP and for limited purposes as a Managing Director of Trust Company of the West (TCW). Prior to joining Crescent and TCW, Mr. Parks held various executive level positions at Aurora National Life Assurance Company from 1993 to 2000, including Chief Executive Officer, President and Chief Investment Officer from 1996 to October 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc. He has been a director of the Company since 1996 and was appointed Vice Chairman of the Board in November 2005. He also serves on our Audit, Executive, and Nominating and Corporate Governance Committees. He has been a Director of E*Trade Financial Corp. (formerly, E*Trade Group Inc.) since April 2003 and serves on its Audit Committee and Finance Risk Oversight Committee. He also serves as a director of Aurora National Life Assurance Company.

Eric B. Siegel

Retired Limited Partner of Apollo Advisors, LP and

Consultant and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club

Director since 1996

Mr. Siegel, age 53, is a retired Limited Partner of Apollo Advisors, LP (“Apollo”) and has been an independent business consultant since 1995. Mr. Siegel serves as a consultant to and on the Advisory Board of the Milwaukee Brewers Baseball Club. He previously served as a Principal and Partner of Apollo Advisors, LP (a predecessor to Apollo Management, LP) and Lion Advisors, LP. Prior to joining Apollo, Mr. Siegel was a partner practicing corporate law. He has been a director of the Company since 1996 and serves on our Audit and Nominating and Corporate Governance Committees. He also serves as Chairman of our Executive Committee. He serves as the Lead Independent Director of Ares Capital Corporation, where he has been a board member and member of the Audit Committee since 2004. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited (“Kerzner”) where he was a director and chairman of its Audit and Compensation Committees from April 1994 to 2006. He rejoined the Kerzner Board in 2008.

CLASS I DIRECTORS (TERM EXPIRING IN 2013)

John Robert Brown

Owner and President, Brownco Capital, LLC

Director since 2003

Mr. Brown, age 66, has been the owner and president of Brownco Capital, LLC, a private investment company, since November 2007. From May 1992 to March 2008, Mr. Brown was the President and Chairman of the Board of Desert Eagle Distributing of El Paso, Inc., a distributor of Anheuser-Busch products in west Texas and eastern New Mexico. Mr. Brown has been a director of the Company since June 2003 and serves on our Audit Committee and is Chairman of our External Affairs Committee. He currently serves on the Boards of Directors of Bank of the West, Medical Center of the Americas Foundation, The University of Texas at El Paso Development Board and the Texas Tech University Foundation Board.

James W. Cicconi

Senior Executive Vice President for External and Legislative Affairs, AT&T, Inc.

Director since 1997

Mr. Cicconi, age 58, has been Senior Executive Vice President of External and Legislative Affairs for AT&T Services Inc. since November 2005. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. since December 1998. He served as a partner of Akin, Gump, Strauss, Hauer & Feld, LLP from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George W. Bush and also served as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. Mr. Cicconi has been a director of the Company since 1997 and serves on our Audit Committee and is Chairman of our Compensation Committee.

Patricia Z. Holland-Branch

Chief Executive Officer and Owner of Facilities Connection, Inc.

Director since 1997

Ms. Holland-Branch, age 67, is the Chief Executive Officer and Owner of Facilities Connection, Inc., a company she founded in 1986 that provides modular solutions integration of modular architectural interiors, IT and contract furniture primarily for Federal government as well as commercial, healthcare and higher education clients. Ms. Holland-Branch has been a director of the Company since 1997 and serves on the External Affairs and Energy Resources and Environmental Oversight Committees. She currently serves on the Foundation Board of Directors of the El Paso Hispanic Chamber of Commerce and is on the Executive Board for the Paso Del Norte Group. She recently completed a six-year term as a director for the El Paso Branch of the Federal Reserve Bank of Dallas and during two of these years she served as Chairman of the Board.

Thomas V. Shockley, III

Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.

Director since 2010

Mr. Shockley, age 66, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (AEP), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation, which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the Boards of Directors of the Foundation Coal Company and Cellnet. He also currently serves on the Board of Chase Energy Development. Mr. Shockley has been a director of the Company since 2010 and serves on the Compensation, External Affairs and Energy Resources and Environmental Oversight Committees.

CLASS III DIRECTORS (TERM EXPIRING IN 2012)

James W. Harris

Founder and President, Seneca Financial Group, Inc.

Director since 1996

Mr. Harris, age 64, founded Seneca Financial Group Inc. in 1993 and serves as its President. Previously, Mr. Harris served as Managing Director at Lehman Brothers and Head of the Financial Restructuring Group. Before joining Lehman Brothers, he spent 10 years at Citibank N.A.’s Institutional Recovery Group. From 2001 to 2003, he was an Adjunct Professor at Columbia University’s Graduate School of Business in New York. Since 2006, Mr. Harris has been an adjunct professor at the Kenan-Flagler School of Business Administration at the University of North Carolina in Chapel Hill, North Carolina where he teaches a course on Managing Business Turnarounds. Mr. Harris has been a Director of the Company since 1996 and serves on our Compensation, Executive, and External Affairs Committees. He also serves as Chairman of our Nominating and Corporate Governance Committee. He served as a Director of Peregrine Systems Inc. and was a member of its Audit Committee. Mr. Harris currently serves on the Advisory Board of the Dare County Center and co-chairs that board’s long-term planning committee.

David W. Stevens

Chief Executive Officer, El Paso Electric Company

Director since 2008

Mr. Stevens, age 51, is our CEO. Prior to joining the Company in 2008, Mr. Stevens served as Founder and Principal of Professional Consulting Services, LLC from December 2007 to November 2008. Prior to that, he served as President and CEO of Cascade National Gas Corporation from April 2005 to July 2007. He served as President and Chief Operating Officer of Panhandle Energy from July 2003 to April 2005 and as President and Chief Operating Officer of Southern Union Company’s former subsidiary, Energy Worx, Inc., from January 2003 to June 2003. Previously, Mr. Stevens served in other operating and senior management positions with Southern Union Gas and its subsidiaries. Throughout his career, he has served in many business and community organizations, including the Southern Gas Association, the Intrastate Natural Gas Association, Rotary International and the American Lung Association. Mr. Stevens has served on the boards of PointServe Inc. and Cascade Natural Gas Corporation.

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Director since 1996

Mr. Wertheimer, age 60, is a Managing Director and Founding Partner of W Capital Partners. He has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC. He was a Founder and Managing Member of Water Capital Management from 1991 to 1997. From 1988 to 1991, he served as a Managing Director and the Group Head of Investment Banking-Asia of PaineWebber Incorporated. Mr. Wertheimer was a Managing Director at First Chicago Corporation, where he specialized in tax-structured domestic and international principal investments. He was a Vice President with Bank of America’s tax financing group making equity investments for the parent corporation. Mr. Wertheimer has extensive board experience having served on the boards of over thirty companies, both public and private. Mr. Wertheimer has been a director of the Company since 1996 and serves as a member of the Executive and Nominating and Corporate Governance Committees and is Chairman of the Energy Resources and Environmental Oversight Committee. He is also a member of the Boards of Directors of AOptix Technologies, Prodigy Health Group and World Kitchen, Inc. Mr. Wertheimer earned a Bachelor of Science degree in Finance from Indiana University and a Master’s of Management from the Kellogg School, Northwestern University.

Charles A. Yamarone

Director, Houlihan Lokey

Director since 1996

Mr. Yamarone, age 52, has been a Director of Houlihan Lokey since November 2009, where he is a senior member of the Debt Capital Markets Group. Prior to that, Mr. Yamarone worked for over 18 years at Libra Securities (“Libra”) and its predecessors. At Libra, Mr. Yamarone served in a wide variety of roles and was involved in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. Mr. Yamarone has been a director of the Company since 1996 and is Chairman of the Audit Committee and a member of the Compensation Committee. He was a director of Continental Airlines, Inc. from 1995 until its merger into United Continental Holdings, Inc. in October 2010 and was chairman of Continental’s Human Resources Committee and a member of its Corporate Governance and Social Responsibility Committee. Since October 2010, he has been a director of United Continental Holdings, Inc. and is Chairman of its Compensation Committee and a member of its Executive Committee. He is also a director of New Millennium Homes, LLC, a privately-owned homebuilder, and serves on its Audit Committee. He has previously served as a director of four other public companies.

CORPORATE GOVERNANCE

Board Structure

Although not required by our bylaws, since 1996, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals. The Chairman of our Board, Mr. Heitz, is an independent director. Our Chief Executive Officer, Mr. Stevens, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

Standards of Board Independence

The Guidelines, among other things, set forth categorical standards to assist the Board of Directors in making determinations of director independence in accordance with the rules of the NYSE. The Board of Directors makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee, which requires that the director meet additional requirements under SEC Rule 10A-3(b)(1)(ii)), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

In determining the independence of each non-employee director, the Board considered any transactions, relationships and arrangements in which a director may be deemed to have an interest. For 2010, the Board considered the purchase of goods from Facilities Connection, which is owned by Ms. Holland-Branch and services provided by AT&T, where Mr. Cicconi serves as Senior Executive Vice President for External and Legislative Affairs. The Board has determined that these services were provided to us on terms typical for firms not affiliated with any directors and that the total billings for such services were not material either to us, or to Facilities Connection or to AT&T, and do not exceed the limits set forth in the categorical standards set forth above. The Board also considered the payments of $1,003,078 and $106,606 in 2010 for IT equipment and services, respectively, to a company whose president is the son of Ms. Holland-Branch. The Board determined that these services were provided to us on terms typical of firms not affiliated with any directors. The amounts paid to the company for the IT equipment exceeded 2% of its consolidated gross revenues.

Applying these categorical standards and the independence criteria of the NYSE, the Board of Directors has determined that all of its directors meet the independence requirements of the NYSE except for (i) David W. Stevens who serves as Chief Executive Officer of the Company and (ii) Ms. Holland-Branch.

In addition, the Board of Directors has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

The Company has not made any charitable contributions in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues within the preceding three years to any charitable organization for which a director of the Company serves as an executive officer.

Board’s Role in Risk Oversight

It is the responsibility of senior management to identify, assess, and manage our exposure to risk inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its review of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has also implemented an enterprise risk management program. The Company’s Senior Vice President, General Counsel and Chief Compliance Officer, who reports directly to the Audit Committee, is responsible for identifying, evaluating and enabling the development, implementation and monitoring of risk mitigation strategies.

Pursuant to its charter, the Audit Committee oversees the operation of this enterprise risk management program, and the Senior Vice President, General Counsel and Chief Compliance Officer and her team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

The Energy Resources and Environmental Oversight Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants in which we are the sole owner and those (such as Palo Verde) operated by others; issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy; and environmental issues, including compliance with applicable environmental laws and regulations.

The External Affairs Committee assists the Board in overseeing risks associated with legislative and regulatory matters and related legal compliance matters.

Business Conduct Policies

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s Internet website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the Company’s Chief Executive Officer, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Vice President and Controller or persons performing similar functions will be disclosed by posting such information on the Company’s Internet website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s Internet website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

NYSE Corporate Governance Listing Standards

The Company’s Chief Executive Officer must certify to the New York Stock Exchange (“NYSE”) each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The certification following the 2010 annual meeting was submitted to the NYSE timely, without qualification.

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Meetings

The Board of Directors held ten (10) meetings during 2010. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they served. The Board of Directors held ten (10) executive sessions during 2010. The Chairman of the Board of Directors presides at the executive sessions.

The Company does not have a formal policy regarding director attendance at annual meetings. All members of the Board of Directors attended last year’s annual meeting with the exception of Mr. Cicconi.

2010 Director Compensation

The table set forth below provides information regarding compensation paid to the non-employee directors of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
	(a)	(b)(d)
Allen, Catherine A.	$31,875	$99,939	$—	$131,814
Brown, John Robert	74,250	68,705	—	142,955
Cicconi, James W.	77,750	68,705	—	146,455
Edwards, George W., Jr.(c)	16,750	—	—	16,750
Harris, James W.	71,750	68,705	—	140,455
Heitz, Kenneth R.	—	293,197	—	293,197
Holland-Branch, Patricia Z.	—	124,184	—	124,184
Parks, Michael K.	202,750	68,705	—	271,455
Shockley, Thomas V., III	41,000	68,705	—	109,705
Siegel, Eric B.	81,750	68,705	—	150,455
Wertheimer, Stephen N.	66,750	68,705	—	135,455
Yamarone, Charles A.	86,750	68,705	—	155,455

(a)	This column reports the amount of cash compensation earned in 2010 for Board and committee service, based on the compensation policy described below. Annually, directors can elect to receive retainers and meeting fees in cash or restricted stock or a combination. Mr. Heitz and Ms. Holland-Branch elected to receive this compensation in restricted stock in 2010. Ms. Allen elected to receive this compensation in a combination of cash and restricted stock.

(b)	This column represents the aggregate grant date fair value of awards granted in 2010 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our stock on the date of grant. For additional information on valuation assumptions, see Note F of Notes to the Consolidated Financial Statements in the Company’s 2010 Form 10-K.

(c)	Mr. Edwards retired from the Board effective May 26, 2010.

(d)	The per share grant date fair value for each grant of restricted stock awards during 2010 (which cannot be sold for one year) is set forth in the table below. In addition, Mr. Heitz held 5,416 shares of restricted stock awarded in 2009 with a grant date fair value of $13.85 per share and 2,246 unexercised options at fiscal year end. There were no other stock awards held by the non-employee directors at fiscal year end.

Name	Fair Value at Grant Date – Stock Awards (per share)	Stock Awards (#)
Allen, Catherine A.	$20.28	314
Allen, Catherine A.	20.60	358
Allen, Catherine A.	19.63	3,500
Allen, Catherine A.	19.35	491
Allen, Catherine A.	23.78	336
Brown, John Robert	19.63	3,500
Cicconi, James W.	19.63	3,500
Harris, James W.	19.63	3,500
Heitz, Kenneth R.	20.28	875
Heitz, Kenneth R.	20.60	983
Heitz, Kenneth R.	19.63	11,141
Heitz, Kenneth R.	19.35	982
Heitz, Kenneth R.	23.78	736
Holland-Branch, Patricia Z.	20.28	579
Holland-Branch, Patricia Z.	20.60	667
Holland-Branch, Patricia Z.	19.63	3,500
Holland-Branch, Patricia Z.	19.35	776
Holland-Branch, Patricia Z.	23.78	630
Parks, Michael K.	19.63	3,500
Shockley, Thomas V., III	19.63	3,500
Siegel, Eric B.	19.63	3,500
Wertheimer, Stephen N.	19.63	3,500
Yamarone, Charles A.	19.63	3,500

During 2010, compensation for non-employee directors, consisted of the following:

(1)	Each non-employee director received an annual retainer of $40,000.

(2)	The chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee director received a meeting fee of $1,000 per meeting for each Board and committee meeting attended (other than Audit Committee meetings).

(4)	Each Audit Committee member received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	The Chairman of the Board received an additional award of $150,000 which was paid in stock. The Vice Chairman of the Board received an additional cash award of $125,000.

(6)	Restricted stock awarded to directors cannot be sold for one year after grant. Each non-employee director received an award of 3,500 shares of restricted stock.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for active directors.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers, and the Company maintains director and officer liability insurance.

Committees

The Board of Directors has the following standing committees: Audit, Compensation, Executive, External Affairs, Nominating and Corporate Governance, and Energy Resources and Environmental Oversight.

During 2010, the Audit Committee was composed of directors Yamarone (Chairman), Brown, Cicconi, Parks and Siegel. The Audit Committee, which held twelve meetings in 2010, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the SEC and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The Audit Committee is also responsible for setting policy and reviewing an annual budget for civic and charitable contributions by the Company in the communities it serves. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board of Directors. The Board of Directors has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that Messrs. Yamarone and Parks meet the criteria of audit committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2010, the Compensation Committee was composed of directors Cicconi (Chairman), Allen, Harris and Yamarone. Mr. Shockley joined the Committee in February 2011. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Compensation Committee, which held seven meetings in 2010, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approving the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Additional information concerning the process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Meridian Compensation Partners, LLC (“Meridian”)) by the Compensation Committee appears under the caption “Compensation Discussion and Analysis” below.

During 2010, the Executive Committee was composed of directors Siegel (Chairman), Harris, Parks, and Wertheimer. The Executive Committee, which held four meetings in 2010, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board of Directors (except as prohibited by the Texas Business Corporation Act) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board of Directors regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board of Directors.

During 2010, the External Affairs Committee was composed of directors Brown (Chairman), Allen, Harris, Heitz, Holland-Branch and Shockley, who joined the Committee in May 2010. The External Affairs Committee, which held three meetings in 2010, is responsible for overseeing matters related to the Company’s regulatory affairs. The roles and responsibilities of the External Affairs Committee are described in detail in a written charter adopted by the Board of Directors.

During 2010, the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Parks, Siegel and Wertheimer. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held five meetings in 2010, is responsible for identifying qualified individuals to serve as members of the Board of Directors, recommending directors for appointment to committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board of Directors. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board of Directors. In 2010, the Nominating and Corporate Governance Committee assisted the Board of Directors and each of the Board committees in conducting a self-evaluation to assess their effectiveness.

During 2010, the Energy Resources and Environmental Oversight Committee was composed of directors Wertheimer (Chairman), Allen, Edwards, who served from January through May 2010 when he retired, Heitz, Holland-Branch and Shockley, who joined the Committee in May 2010. The Energy Resources and Environmental Oversight Committee held four meetings in 2010. The Energy Resources and Environmental Oversight Committee is responsible for (i) reviewing and assessing the operations of the Company’s electric generating fleet, including plants in which it is the sole owner and those operated by others in which it owns a minority interest (such as the Palo Verde Nuclear Generating Station and the Four Corners Generating Station), (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations, and (iii) identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Oversight Committee are described in detail in a written charter adopted by the Board of Directors.

Evaluation of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than eighty days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the corporation more than ninety days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (i) the name and address of the shareholder making the nomination; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities Exchange Commission (“SEC”) had the nominee(s) been nominated by the Board of Directors; (iii) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board of Directors if so elected. Any such shareholder notice should be submitted in writing to: Guillermo Silva, Jr., Corporate Secretary, El Paso Electric Company, 100 N. Stanton, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board of Directors, the Nominating and Corporate Governance Committee reviews an individual’s qualifications, including a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board of Directors, the committee will assess the prior performance of such director. The committee will also periodically review the composition of the Board of Directors in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering the needs of the Company as further described under “Qualifications of Directors” above. One such criterion in our Corporate Governance Guidelines is “diversity”. Our Board does not have a formal written policy with regard to the consideration of “diversity” in identifying director nominees, but its practice has been to seek a mix of skills, experience, geographic and local knowledge, backgrounds and outlook in the best interest of the Company and its various constituencies. No director may serve on the boards of more than three other public companies while serving on the Company’s Board of Directors.

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected, but not required, to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board of Directors. Each non-employee director on the Board of Directors met this stock ownership guideline as of December 31, 2010.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2009 and 2010, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2011.

Audit Fees

KPMG LLP billed the Company an aggregate of $1,127,000 and $976,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended December 31, 2010 and December 31, 2009, respectively.

Audit-Related Fees

KPMG LLP billed the Company $223,000 and $1,038,000 for audit-related services during the fiscal years ended December 31, 2010 and 2009, respectively. These audit-related services included (i) audits of state and federal regulatory filings, (ii) audits of benefits plans and (iii) a comfort letter associated with the refunding of two series of pollution control bonds in 2009.

Tax Fees

KPMG LLP did not render tax services for the year ended December 31, 2010. KPMG LLP billed the Company $12,000 for professional services rendered in connection with tax compliance, tax advice and tax planning during the fiscal year ended December 31, 2009.

All Other Fees

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2010 and 2009.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that such designees present any such pre-approvals to the full committee at the next committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as hereinafter defined) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the stockholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in this Proxy Statement.”

Our Board and Compensation Committee urge shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the Compensation Discussion and Analysis and other related sections of this proxy statement, is reasonable and effective in aligning the interests of the executive officers with both the short and long-term interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our “Compensation Discussion and Analysis” below, our program has the following features:

•	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;

•	75% of the ongoing long-term incentive program is tied directly to relative shareholder return;

•	No supplemental retirement program except for restoring benefits lost due to IRS limits;

•	Limited perquisites; and

•	No tax gross-ups in our change in control or severance programs.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation Committee of our Board of Directors. The Compensation Committee and our Board of Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF

EXECUTIVE COMPENSATION ADVISORY VOTES

Dodd-Frank also provides that shareholders be given the opportunity to vote, on a non-binding, advisory basis, on the frequency of holding advisory votes on the Company’s compensation to our Named Executive Officers. Shareholders have the option of selecting a frequency of one year, two years, or three years, or abstaining.

The Board has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the Company at this time.

This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation Committee of our Board of Directors. Our Board of Directors and its Compensation Committee will, however, carefully consider the outcome of the vote when considering the frequency of future advisory votes on the compensation of our Named Executive Officers. Our Board of Directors may decide that it is in the best interests of our stockholders to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to:

•	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;

•	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and

•	Motivate our executive team to achieve the Company’s business strategy and ensure focus on long-term shareholder return.

To meet these goals, our executive compensation currently consists of base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

Executive Compensation Process

Our Compensation Committee (the “Committee”) reviews and approves compensation for all executive officers. The Committee reviews the performance of our Chief Executive Officer (the “CEO”) at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the Committee. Our CEO also recommends to and discusses with the Committee the non-equity compensation elements for executive officers, although the Committee approves actual compensation awarded.

The Committee has engaged Meridian, an outside independent executive compensation consulting firm, to provide perspective on external practices within the utility industry. Meridian’s duties include the following:

•	Providing industry benchmark data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix.

•

Providing industry data related to specific assignments requested by the Committee from time to time, particularly when the Committee is considering hiring or promoting officers or otherwise considering a one-time special compensation award.

•	Reviewing and providing feedback on executive compensation proposals and any short-term or long-term incentive compensation plan design changes, if applicable, relative to industry practices.

•	Preparing regular updates for the Committee on compensation trends, prevailing practices, and new legislative and regulatory developments.

The consultant regularly attends meetings of the Committee and, if requested by the Committee, attends its executive sessions. Additionally, members of the Committee may have discussions with the consultant between meetings as specific questions arise. Prior to engaging Meridian in September 2010, the Committee received similar services from Hewitt.

The Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during the first quarter of each year. The Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually (and at other times when material decisions are being considered) the Committee reviews a summary of compensation (also called a “tally sheet”) for each executive officer showing all compensation, equity holdings and accrued retirement benefits. The Committee reviews the tally sheets in executive session with Meridian at least annually. The tally sheets are designed to inform the Committee’s process rather than having an identifiable impact on the Committee’s decisions.

Compensation Benchmarking

In consultation with Meridian, the Committee has approved a group of companies (referred to in this discussion as the “Compensation Comparator Group”), which is a subset of the Edison Electric Institute Index, and which is used for an annual benchmarking review of our compensation program. These companies represent regional electric utilities with business issues, scale and compensation programs similar to our own. The Committee reviews compensation information of the Compensation Comparator Group compiled from surveys based on companies that participate in these surveys and publicly available data. For companies in the group with annual revenues higher or lower than ours, the compensation market values are adjusted using regression analysis to mitigate differences in size for comparison purposes, which is a commonly used approach to ensure the market values reflect our Company’s size.

For pay decisions made in 2010, the companies in the Compensation Comparator Group consisted of the following companies:

• ALLETE, Inc.	• IDACORP, Inc.

• Allegheny Energy, Inc	• Otter Tail Corporation

• Ameren Corporation	• Pinnacle West Capital Corporation

• Black Hills Corporation	• PNM Resources, Inc.

• CH Energy Group, Inc.	• Portland General Electric Company

• Cleco Corporation	• SCANA Corporation

• DPL, Inc.	• Unisource Energy Corporation

• Great Plains Energy, Inc.	• Westar Energy, Inc.

Primary Components of Compensation

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

•	Base salary;

•	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

•	Long-term incentive equity compensation, currently awarded in restricted shares with a combination of time-based and performance-based vesting.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary. Base salary levels for our executive officers are reviewed and set annually. The Committee targets the 50th percentile level of the Compensation Comparator Group, although the Committee also considers executives’ responsibility level, experience and individual performance. The Committee most recently approved base salary increases for executive officers effective December 2010 after reviewing these factors. Base salaries for the Named Executive Officers are generally at or slightly lower than the 50th percentile as compared to the Compensation Comparator Group. All of the Named Executive Officers currently fall within 10% of the 50th percentile. Individual variations from the 50th percentile primarily reflect each individual’s experience level in the position. Although individual performance and contributions are assessed, no specific individual performance factors had a material impact on salaries for fiscal 2010.

Annual Cash Bonus Plan. The purpose of our annual cash performance-based bonus plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis.

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. The target for each of the Named Executive Officers for 2010 was as follows: (i) 60% for Mr. Stevens; (ii) 45% for Mr. Carpenter; (iii) 40% for Messrs. Fleager and Miracle; and (iv) 40% (or 35% for the portion of the year prior to her promotion) for Ms. Kipp. The target award represents the level of bonus payment the executive may earn in the event that plan performance is achieved at targeted levels. Payments at the targeted levels are intended to approximate the 50th percentile of the Compensation Comparator Group. In addition, maximum and threshold award levels are established that adjust payouts for performance levels that exceed or fall below our plan.

For our executive officers, the goals for 2010 were based solely on the following corporate financial and operational performance measures.

•	Financial performance, representing 70% of the bonus, measured by earnings per share (EPS); and

•	Operational performance, measured by a combination of customer satisfaction (20% of the bonus), safety goals (5% of the bonus), and regulatory compliance (5% of the bonus).

The safety goals under operational performance (representing 5% of the annual cash bonus) consist of the following three categories: (i) lost time incidence rate (60% of the safety goals); (ii) vehicle accident frequency rate (25% of the safety goals); and (iii) medical/first aid incidence rate (15% of the safety goals). All three categories of the safety goals are based on internal statistics. The target goal for each category for 2010 was obtained using the best single-year performance in the past five years. The lost time incidence rate and the medical/first aid incidence rate are calculated by applying the number of respective incidents to total hours worked by employees. The vehicle accident frequency rate is determined by applying the number of chargeable vehicle accidents to total miles driven.

The customer satisfaction goal under operational performance (20% of the annual cash bonus) is to increase customer satisfaction to a level of customer loyalty. Customer loyalty is defined as the point where, given a choice, a customer is less likely to switch to a competitor. The establishment and measurement of the customer satisfaction goal is based on annual customer surveys designed and performed by a third-party marketing organization and are in the top 10th percentile of the survey group. Survey responses are provided by a combination of customer classes and are weighted as follows: (i) 50% for residential customers, (ii) 25% for small commercial customers, and (iii) 25% for large commercial customers.

The regulatory compliance goal under operational performance (5% of the annual cash bonus) is designed to monitor and evaluate the Company’s regulatory compliance activities in light of the importance of the Company’s relationship with its regulators. 2010 performance levels are based upon improvement from the previous year’s dollar impact as a result of fines or penalties assessed by regulators against the Company.

The EPS bonus goal for 2010 was established based on a range between a threshold of $1.56 and a maximum of $1.86. Executives would receive no bonus if the threshold EPS goal is not achieved and a proportionally higher bonus if earnings surpass the threshold EPS up to the maximum EPS goal.

Bonuses are paid in late February or early March after the Committee reviews the audited financial results and operational performance for the previous year. As reported in the Form 10-K for the year ended December 31, 2010, the Company had net income of $2.08 per basic share (before extraordinary items) (without any adjustments for bonus purposes) and therefore met its EPS goal at the maximum level. The Company also met its three annual safety goals and its regulatory compliance goal at the maximum level, but did not meet the threshold performance level for its customer satisfaction goal. The total bonus paid to Company employees for 2010 was approximately $7.4 million, of which approximately $2.0 million was paid to executive officers.

Special Cash Awards. The Committee retains full authority to approve discretionary awards. The Compensation Committee believes it is important to retain the discretion to reward exceptional performance or special situations. Therefore, the Committee approved a discretionary bonus to Mr. Carpenter in recognition of his contributions as Chief Financial Officer and the accomplishment of strong financial and stock performance during 2010.

Long-Term Equity Incentives. We grant stock awards annually with a three-year payout and performance cycle. These awards are designed to focus executives on the relative performance of our stock and, secondarily, are designed as a retention tool. Since 2004, the Committee has granted annual long-term incentives consisting of two elements:

•	Performance shares, which are earned based on our total shareholder return over a three-year period; and

•	Time-vested restricted stock, which vests at the end of a three-year period.

The initial target value of each annual award is based on a weighting of approximately 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares so that the most value is realized based on return for our shareholders over a period of three years. We feel the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and the vesting schedules require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus performance shares at target) are intended to approximate the 50th percentile of the Compensation Comparator Group.

The actual number of performance shares earned at the end of the three-year cycle depends on the Company’s percentile ranking within a specific group of companies identified by the Committee in consultation with Meridian (called the “Performance Comparator Group”). The Performance Comparator Group is structured to be a group of companies defined by a third-party index and is somewhat different from our Compensation Comparator Group. In addition to the Company, the Performance Comparator Group currently includes 12 other publicly-traded electric utilities with market capitalizations similar to our own. We believe that these companies have investor bases that are similar to ours. The following companies, chosen from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, currently are in our Performance Comparator Group:

• ALLETE, Inc.	• IDACORP, Inc.

• Central Vermont Public Service	• Nevada Energy Inc.

• Cleco Corporation	• PNM Resources, Inc.

• DPL, Inc.	• UIL Holdings Corporation

• Great Plains Energy, Inc.	• Unisource Energy Corporation

• Hawaiian Electric Industries, Inc.	• Westar Energy, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the 13-member Performance Comparator Group for total shareholder return. As with the time-based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for the award. Shareholder return is defined as the change in stock value, plus dividends, over the three-year performance period within the Performance Comparator Group, and payouts for each three-year cycle are as follows:

•	if we rank first, 200% of target

•	If we rank second, 175% of target

•	if we rank third, 150% of target

•	if we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

•	if we are at the 50th percentile, 100% of target

•	if we rank below 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

•	if we are below the 30th percentile, 0% of target

For the 2008-2010 performance cycle, which ended on December 31, 2010, our total shareholder return ranked 6th within the 13 member Performance Comparator Group, which resulted in performance shares earned at the 112.5% level.

Special Equity Grant in 2010. In addition to the annual grants, the Compensation Committee retains full authority to make special retention or new hire grants. As reported in last year’s proxy, in February 2010, we granted an additional restricted stock award to Mr. Stevens of 7,325 shares in recognition of his performance in 2009. This award will vest in one installment after three years. The amount of this award was determined after consultation by the Compensation Committee with the Chairman of the Board, who serves as the Board’s primary liaison with the CEO, and other members of the Board of Directors. The Committee’s compensation consultant provided benchmarking data, and the Compensation Committee also weighed the amount (representing an initial value of approximately $150,000) against Mr. Stevens’ total compensation package (including other outstanding equity awards) as well as past practices by the Company. Restricted stock subject to vesting over time was chosen in part because of its retentive value. The reason for the award was to recognize the Company’s performance under Mr. Stevens’ direction in a number of different areas, such as long-term planning and construction of additional generating capacity. However, the most important factor in the decision to make a special award was the Compensation Committee’s subjective view of the strong new sense of leadership and direction Mr. Stevens had brought to the Company since his hiring in 2008, including his upgrading of the senior executive team with new hires. Prior to Mr. Stevens’ arrival, the Company had two CEOs with relatively short tenures and the Board believed that the stability provided by Mr. Stevens should be recognized. Therefore, the Compensation Committee and the Board felt it appropriate to recognize and reward this performance, which it believed had benefitted the Company’s shareholders and enhanced the Company’s potential long-term value.

Type of Equity Awards. We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price compared to stock options. The Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future.

Other Executive Benefits

Retirement Benefits. We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and salary over a period of time prior to retirement. However, tax regulations impose a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits. As a result, the qualified plan does not achieve a market-competitive structure for senior executives whose total compensation can include a significant amount of variable short-term incentive compensation. We established an excess benefit plan to provide supplemental retirement benefits to senior executives based on actual annual earnings applied to the basic retirement plan formula without regard to the tax limitations.

Perquisites and Other Benefits. Generally our Named Executive Officers do not receive material perquisites or other benefits different from other employees. For example, our executives participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans as do other employees, and the Company matching contributions to the 401(k) plan are on the same basis as other employees. Executives are paid a small monthly car allowance and receive at a minimum five weeks and three days of paid time off annually.

Change of Control/Termination Agreements. The Committee has approved a change of control severance agreement for each of our Named Executive Officers. As further described in this Proxy Statement, these agreements provide executives with benefits in the event of involuntary termination or adverse job changes in connection with or after a change in control. The Committee periodically reviews the costs of these agreements and market practice. The Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executives will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements.

Stock Ownership Guidelines

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline
CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected (but not required) to meet these guidelines within five years after becoming an executive officer. As of the end of 2010, all of our Named Executive Officers met or are progressing towards meeting the guidelines within their initial 5-year term.

Impact of Accounting and Tax Treatment of Compensation

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. For example, the Company has not structured its annual cash bonus plan to be “performance-based” for purposes of Section 162(m). The Company grants equity awards such as restricted stock that are not eligible for the Section 162(m) exception. Our 2007 Long-Term Incentive Plan allows the Committee to approve performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

James W. Cicconi, Chairman

Catherine A. Allen

James W. Harris

Thomas V. Shockley, III

Charles A. Yamarone

SUMMARY OF COMPENSATION

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during fiscal 2010, and each of the Company’s other three most highly compensated executive officers for fiscal 2010. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executives” or the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)

David W. Stevens	2010	$560,000		$980,996	$492,800	$68,940	$38,511	$2,141,247
Chief Executive Officer(a)	2009	500,000		695,432	505,000	31,482	134,129	1,866,043
	2008	48,077		500,016	30,986	0	21,274	600,353

David G. Carpenter	2010	322,400	30,000	257,691	206,336	67,417	15,951	899,795
Senior Vice President and Chief Financial Officer(b)	2009 2008	262,851 223,600		91,017 94,033	194,017 69,707	32,518 23,403	10,488 18,964	590,891 429,707

Richard G. Fleager	2010	238,500		166,784	133,560	41,058	11,397	591,299
Senior Vice President-Customer Care and External Affairs(c)

Rocky R. Miracle	2010	255,000		100,883	142,800	37,671	23,546	559,900
Senior Vice President - Corporate Planning and Development(d)	2009	233,462		84,816	151,458	21,115	43,705	534,556

Mary E. Kipp	2010	217,500		114,856	114,400	20,403	10,509	477,668
Senior Vice President- General Counsel and Chief Compliance Officer(b)(c)

George A. Williams	2010	279,154		124,694	139,577		149,923	693,348
Senior Vice President and Chief Operating Officer(e)

(a)	Mr. Stevens was appointed Chief Executive Officer in November 2008. Mr. Stevens is also a director of the Company, but receives no additional compensation for his services as a director.

(b)	Mr. Carpenter received a discretionary cash bonus in 2010.

(c)	Mr. Fleager and Ms. Kipp were not Named Executive Officers for fiscal 2009 or 2008 and therefore, compensation for those years is not reported.

(d)	Mr. Miracle was not a Named Executive Officer for 2008 and therefore, compensation for that year is not reported.

(e)	Mr. Williams served as Senior Vice President and Chief Operating Officer until his departure in September 2010. He received a $95,006 severance payment, which is included in column (i), All Other Compensation. The stock awards exclude awards that were both granted and forfeited during the year.

(f)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in 2010, 2009 and 2008, which vest in 2013, 2012 and 2011, respectively. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at grant date fair value which is based upon a “Monte Carlo simulation,” which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures of approximately 18%, 24%, and 47% for 2010, 2009 and 2008, respectively. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note F – Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2010 Form 10-K.

(g)	This column represents performance-based bonuses earned under the annual cash bonus plan for performance during 2010, 2009 and 2008.

(h)	This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31, 2010 as compared to December 31, 2009; December 31, 2009 as compared to December 31, 2008; and December 31, 2008 compared to December 31, 2007.

(i)	See the following table regarding each component of amounts for 2010 included in “All Other Compensation” in the Summary Compensation Table above.

ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Accrued PTO Sellback ($) (a)	Group Term Life Insurance ($)	Company Contributions To Retirement And 401(k) Plans ($)	Personal Use of Company Car/ Parking ($)	Financial Planning/ Legal Fees and Other	Severance Payments Accruals ($)		Relocation ($)		Total ($)
David W. Stevens	2010	$17,231	$1,380	$6,900	$3,000	$10,000	$		$		$38,511
David G. Carpenter	2010		1,409	6,900	3,000	4,642					15,951
Richard G. Fleager	2010		1,497	6,900	3,000						11,397
Rocky R. Miracle	2010	9,808	1,058	6,900	3,000	2,780					23,546
Mary E. Kipp.	2010		201	6,900	3,000	408					10,509
George A. Williams(b)	2010	32,154	457	6,900	3,000	8,635		95,006		3,771	149,923

(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.

(b)	Relocation costs for Mr. Williams of $3,771 were paid in 2010. The Company did not pay Mr. Williams’ tax reimbursement related to the relocation costs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2010:

Name	Grant and Approval Date	Estimated Future Payouts Under Non-Equity Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Unites (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

David W. Stevens.	02/19/10	$123,200	$336,000	$593,600	9,540	31,800	63,600	17,125	—	$980,996

David G. Carpenter	02/19/10	40,300	145,080	249,860	2,955	9,850	19,700	3,050	—	257,691

Richard G. Fleager	02/19/10	28,620	95,400	162,180	1,920	6,400	12,800	1,950	—	166,784

Rocky R. Miracle	02/19/10	30,600	102,000	173,400	1,155	3,850	7,700	1,200	—	100,883

Mary E. Kipp	02/19/10	25,637	82,375	139,112	1,320	4,400	8,800	1,350	—	114,856

George A. Williams(e)	02/19/10	47,456	139,577	254,030	3,870	12,900	25,800	3,950	—	336,574
	09/15/10							5,398		124,694

(a)	Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board of Directors. In 2010, the performance goals were related to safety, customer satisfaction, regulatory compliance, and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a threshold level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2010 are in the Summary Compensation Table above.

(b)	Amounts shown represent the performance shares available under the incentive plan which provides market-based, long-term incentive award opportunities to Named Executive Officers. Performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2012. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”

(c)	Restricted shares vest on February 19, 2013.

(d)	This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a “Monte Carlo simulation” which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo values for 2010 performance share awards was $19.82 per share.

(e)	Mr. Williams served as Senior Vice President and Chief Operating Officer until his departure in September 2010. As part of the separation agreement, 5,398 shares of restricted stock that were scheduled to vest October 1, 2010 were retained by Mr. Williams. This modification of the original 2009 award is presented here with a grant date fair value of $23.10, the closing price on September 15, 2010. All other restricted stock awards and performance share awards were forfeited by Mr. Williams.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock awards held by the Named Executive Officers at December 31, 2010. There were no option awards held by the Named Executive Officers at December 31, 2010.

	Stock Awards
Name	Number of Shares or Units of St1 ock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Stevens(1)(7)	13,150	$362,020	12,780	$351,833
David W. Stevens(5)(8)	17,125	471,451	9,540	262,636
David W. Stevens(4)	9,612	264,618	—	—

David G. Carpenter(1)(6)	1,700	46,801	1,140	31,384
David G. Carpenter(5)(7)	3,050	83,967	1,680	46,250
David G. Carpenter(8)	—	—	2,955	81,351

Richard G. Fleager(1)(7)	2,150	59,190	2,115	58,226
Richard G. Fleager(5)(8)	1,950	53,684	1,920	52,858
Richard G. Fleager(3)	2,000	55,060	—	—

Rocky R. Miracle(2)(9)	1,000	27,530	1,020	28,081
Rocky R. Miracle(1)(7)	1,600	44,048	1,560	42,947
Rocky R. Miracle(5)(8)	1,200	33,036	1,155	31,797

Mary E. Kipp(5)(8)	1,350	37,166	1,320	36,340

(1)	Unvested restricted stock vests on December 31, 2011.

(2)	Unvested restricted stock vests on September 2, 2011.

(3)	Unvested restricted stock vests on April 1, 2011.

(4)	Unvested restricted stock vests on November 17, 2011.

(5)	Unvested restricted stock vests on February 19, 2013.

(6)	Unvested performance stock vests on January 1, 2011 if performance goals are met.

(7)	Unvested performance stock vests on January 1, 2012 if performance goals are met.

(8)	Unvested performance stock vests on January 1, 2013 if performance goals are met.

(9)	Unvested performance stock vests on September 2, 2011 if performance goals are met.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding the acquisition of shares on vesting of stock awards and the value realized during 2010. There were no options exercised during 2010 by the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Stevens	9,612	$251,931
David G. Carpenter	2,125	51,433
Richard G. Fleager	2,000	41,180
Rocky R. Miracle	—	—
Mary E. Kipp	—	—
George A. Williams	5,398	129,606

PENSION PLAN

The Company has a defined benefit plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, usually an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits and is for the exclusive benefit of eligible employees and their beneficiaries. Employees are eligible to participate in the Pension Plan on the first day of the month coinciding with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest or build ownership in the benefit payable from the Pension Plan, an employee must complete five years of service during which he or she has worked at least 1,000 hours each year. Each of the Named Executive Officers is a participant in the Pension Plan, and the estimated credited years of service for each of them at December 31, 2010 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Average Monthly Earnings”) and the credited years of service (“Benefit Accrual Service”). An employee’s Average Monthly Earnings is the employee’s annualized rate of compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan may not consider compensation in excess of that allowed by the Code. For the year 2010, the maximum amount of compensation on which benefits from the Pension Plan may be based is $245,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which 1,000 hours of service is completed for the Company. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

•

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

•

A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has worked 1,000 hours each year. If an employee retires from the Company between the ages of 55 and 64, the amount of benefits payable from the Pension Plan is reduced such that if the employee retires at age 55, he or she will be entitled to 50% of the accrued benefits otherwise payable without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when retirement from the Company takes effect between ages 55 and 64:

Retirement Age	Percent of Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan any time before normal retirement age is not subject to the reduction schedule above when the employee’s age and years of service are 62 and 20, respectively, or the sum of the employee’s age and years of service exceeds 85 with a minimum age of 55 at the time of retirement. All benefit payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note L Employee Benefits of the Company’s 2010 Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). The Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced by limitations of the Code. Additionally, the Excess Benefit Plan adds bonuses paid pursuant to the Company’s short-term bonus plan to the Pension Plan definition of Average Monthly Earnings and without giving effect to any compensation limitations imposed by the Code. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (a) and (b) below:

(a)	the monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed without giving effect to any limitation on benefits imposed by the Code and by using Average Monthly Earnings plus bonus amounts paid pursuant to the Company’s short-term bonus plan

LESS

(b)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code limitations)	X	Benefit Accrual Service	X	1.25%
	LESS
Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions cannot be made to certain employees (as defined in Section 416(i) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation date or (ii) the death of the employee.

Pursuant to Section 409A, Excess Benefit Plan payments will begin six months after an affected employee’s retirement from the Company. The first payment will be paid in a sum equal to six monthly payments from the employee’s retirement date plus the employee’s seventh month payment. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. The benefit payable from the Excess Benefit Plan is paid in the same form under which the benefit from the Pension Plan is payable to the employee. All payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of general unsecured creditors of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The following table describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and the Excess Benefit Plan as of December 31, 2010.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

David W. Stevens	Pension Plan	2	$33,066	0
	Excess Benefit Plan	2	67,356	0

David G. Carpenter	Pension Plan	5	99,251	0
	Excess Benefit Plan	5	52,476	0

Richard G. Fleager	Pension Plan	2	52,519	0
	Excess Benefit Plan	2	11,769	0

Rocky R. Miracle	Pension Plan	2	46,097	0
	Excess Benefit Plan	2	12,689	0

Mary E. Kipp	Pension Plan	3	31,139	0
	Excess Benefit Plan	3	4,737	0

George A. Williams(1)	Pension Plan	0	0	0
	Excess Benefit Plan	0	0	0

(1)	Mr. Williams terminated employment with the Company in 2010. As of December 31, 2010, he was not a vested participant in the Pension Plan or Excess Benefit Plan and therefore the value of his accumulated benefit is $0.00.

The Present Value of Accumulated Benefit for each executive is computed using an interest rate of 5.4% for the Pension Plan and 5.30% for the Excess Benefit Plan and the RP 2000 mortality tables projected to 2018 using Scale AA.

Change in Control Agreements and Other Termination Benefits

The Company has entered into change of control agreements (the “Change of Control Agreements”) with each Named Executive Officer and the officers of the Company. In the event the covered officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

•	A pro rata payment of the officer’s target bonus for the year of termination;

•

A lump sum payment equal to the officer’s annual base salary plus target bonus for the year of termination, multiplied by either three (for each Named Executive Officer) or two (for all other officers covered by a Change of Control Agreement);

•

The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to either three years (for each Named Executive Officer) or two years (for all other officers covered by a Change of Control Agreement);

•

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

•	Outplacement services for one year.

The Change of Control Agreements do not provide any tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive retaining the higher after-tax amount.

A “change of control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

In November 2008, Mr. Stevens was granted a new hire award of 28,836 restricted shares vesting in three equal annual installments. The remaining unvested portion of this award (9,612 shares as of December 31, 2010) will become vested if he is terminated without cause before the final vesting date. If he had been terminated without cause on December 31, 2010, the value of his acceleration would have been $264,618, based on the closing price of our stock on that date of $27.53 per share.

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2010. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

Name	Benefit	Change in Control Without Termination (1)	Qualifying Termination following a Change in Control

David W. Stevens
	Severance		$2,688,000
	Settlement of Unvested Equity Awards(1)	$5,194,553	n/a
	Lump Sum Equivalent for Pension Service		100,422
	Welfare Benefit Continuation		22,982
	Outplacement		25,000

David G. Carpenter
	Severance		1,402,440
	Settlement of Unvested Equity Award(1)	1,190,673	n/a
	Lump Sum Equivalent for Pension Service		151,727
	Welfare Benefit Continuation		16,382
	Outplacement		25,000

Richard G. Fleager
	Severance		1,001,700
	Settlement of Unvested Equity Awards(1)	908,490	n/a
	Lump Sum Equivalent for Pension Service		64,288
	Welfare Benefit Continuation		16,382
	Outplacement		25,000

Rocky R. Miracle
	Severance		1,071,000
	Settlement of Unvested Equity Awards(1)	790,111	n/a
	Lump Sum Equivalent for Pension Service		58,786
	Welfare Benefit Continuation		17,056
	Outplacement		25,000

Mary E. Kipp
	Severance		1,050,000
	Settlement of Unvested Equity Awards(1)	279,430	n/a
	Lump Sum Equivalent for Pension Service		35,876
	Welfare Benefit Continuation		22,982
	Outplacement		25,000

George A. Williams(2)
	Severance		0
	Settlement of Unvested Equity Awards(1)	0	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		0
	Outplacement		0

(1)	Represents the “spread value” of all unvested restricted stock and performance shares as of December 31, 2010, based on accelerated vesting of all awards upon a change in control under the terms of our shareholder–approved equity incentive plan. There were no unvested options at December 31, 2010. Acceleration of performance awards would be on a prorated basis and subject to the Compensation Committee determining that performance has been met through a shortened performance period ending before the closing of the change of control.

(2)	Mr. Williams terminated employment with the Company in 2010. Therefore, as of December 31, 2010, his Change in Control Agreement had no value.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2010, none of the Company’s executive officers served on the compensation committee or board of another company, one of whose executive officers served on the Company’s Board or Compensation Committee.

Policies and Procedures

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all related party transactions, which are defined as transactions in which (i) the Company is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, excluding any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

To identify related party transactions, each year the Company submits and requires the directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have an interest. The Company reviews related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Senior Vice President, General Counsel and Chief Compliance Officer.

Directors, officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2011 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class II Directors of the Company; (iii) the Named Executives; and (iv) all directors and current officers of the Company as a group (25 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership***		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,307,270	(1)	10.1	%*
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	3,843,894	(2)	8.78	%*
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,495,620	(3)	8.20	%*
Goldman Sachs Asset Management, LP 200 West Street New York, NY 10282	2,793,768	(4)	6.6	%*
Vaughan Nelson Investment Management, LP 600 Travis Street, Suite 6300 Houston, TX 77002	2,669,912	(5)	6.3	%*
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,378,070	(6)	5.58	%*
Heitz, Kenneth R.	62,027	(7)	*	*
Parks, Michael K.	49,896	(8)	*	*
Allen, Catherine A.	9,527	(9)	*	*
Brown, John Robert	30,500	(10)	*	*
Cicconi, James W.	42,779	(11)	*	*
Harris, James W.	42,632	(12)	*	*
Holland-Branch, Patricia Z.	24,743	(13)	*	*
Shockley, Thomas V., III	3,500	(14)
Siegel, Eric B.	46,905	(15)	*	*
Wertheimer, Stephen N.	30,361	(16)	*	*
Yamarone, Charles A.	6,500	(17)	*	*
Stevens, David W.	100,410	(18)	*	*
Carpenter, David G.	18,016	(19)	*	*
Fleager, Richard G.	13,921	(20)
Miracle, Rocky R.	4,950	(21)	*	*
Kipp, Mary E.	2,516	(22)	*	*
Other Executive Officers	186,419	(23)	*	*
All directors and executive officers as a group(25 persons)	675,602	(24)	1.604%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.

**	Less than 1%.

***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.

(1)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc is included herein in reliance on information set forth in Amendment No. 8 in Schedule 13G filed on February 10, 2011, with the SEC, reflecting ownership as of December 31, 2010. Price Associates is an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act and the T. Rowe Price Small-Cap Value Fund, Inc, is a Maryland corporation of which Price and Associates serves as an investment advisor to this fund. Both Price Associates and the T. Rowe Price Small-Cap Value Fund have agreed to file jointly pursuant to Regulation 13D-G under the Securities Exchange Act of 1934. According to the filing, Price Associates beneficially owns 4,307,270 (10.1%) shares of Common Stock as of December 31, 2010. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 995,470 reported shares of Common Stock. The T. Rowe Price Small-Cap Value Fund, Inc. beneficially owns 2,180,300 (5.1%) shares and maintains sole voting power over their shares of the Company’s Common Stock.

(2)	Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GGCP Holdings, LLC, (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV, Limited Partnership (“MJG-IV”), and Mario J. Gabelli (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 4 in Schedule 13D filed with the SEC, reflecting ownership as of June 8, 2010. Updated ownership information is included herein in reliance on Thomson One information of Gabelli’s ownership as of December 31, 2010. GGCP is a manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, and GSI. GSI is an investment manager and the parent company of Gabelli & Company which is classified as a registered broker-dealer under the Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Investment Advisors Act of 1940. GBL, GAMCO, and Gabelli & Company are New York corporations. GGCP is a Wyoming corporation and GGCP Holdings is a Delaware corporation. GSI and Teton Advisors are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the controlling stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario J. Gabelli is also a member of GGCP Holdings. Mario J. Gabelli is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP and MJG-IV. Mario J. Gabelli is also the Chief Investment Officer for each of the Reporting Parties. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,769,400 shares of Common stock (4.04%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 2,074,494 shares (4.74%) and maintains sole dispositive power over 2,074,494 shares, but only has the power to vote 1,939,994 shares of Common Stock. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 3,843,894 shares (8.78%) as of June 8, 2010. According to Thomson One, GAMCO Investors, Inc. owned 3,698,224 shares (or 8.68%) of Common Stock as of December 31, 2010.

Mario J. Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario J. Gabelli and the Foundation.

(3)	Information regarding ownership of Common Stock by BlackRock, Inc. (“BlackRock”), is included in reliance on information set forth in an Amendment No. 1 in Schedule 13G filed with the SEC on February 2, 2011, reflecting ownership as of December 31, 2010. BlackRock is a Delaware parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G) in Section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, BlackRock beneficially owns 3,495,620 shares (8.20%) of Common Stock with sole voting and dispositive power over the shares of Common Stock.

(4)	Information regarding ownership of Common Stock by Goldman Sachs Asset Management, LP, (“GSAM”), GS Investments Strategies, LLC (“GSIS”), and the Goldman Sachs Group (“GS Group”) is included herein in reliance on information set forth in Amendment No. 3 in a Schedule 13G filed with the SEC on February 11, 2011, reflecting ownership as of December 31, 2010. The GS Group is the parent company of GSAM and GSIS, which are both classified as Investment Advisors in accordance with Rule 13d-1(b) as defined in Section 240.13d-1(b)(1)(ii)(E) of the Act. According to the filing, GS Group beneficially owns 2,793,768 shares (6.6%) of the Common Stock with shared dispositive power over 2,793,768 shares and shared voting power over 2,639,503 shares of Common Stock.

(5)	Information regarding ownership of Common Stock by Vaughan Nelson Investment Management, LP (“Vaughan Nelson”), Vaughan Nelson Investment Management, Inc. (“General Partner”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 14, 2011, reflecting ownership as of December 31, 2010. General Partner is a Delaware corporation and is a parent holding company or control person of Vaughan Nelson in accordance with Rule 13d-1(b)(1)(ii)(G)in Section 240.13d(b)(1)(ii)(E) of the Act. Vaughan Nelson is a Delaware limited partnership and an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Vaughan Nelson may be deemed to be the beneficial owner of the reported securities and the General Partner may be deemed to be the indirect beneficial owner of the securities, however, both Vaughan Nelson and the General Partner disclaim beneficial ownership of the reported shares of Common Stock. According to the filing, Vaughan Nelson beneficially owns 2,669,912 shares (6.3%) of Common Stock with dispositive power over 2,393,000 shares, but only has the power to vote 1,957,658 shares of Common Stock and has shared dispositive power over 276,912 shares of the Company’s Common Stock.

(6)	Information regarding ownership of Common Stock by the Vanguard Group, Inc (“Vanguard”) and the Vanguard Fiduciary Trust Company (“VFTC”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 10, 2011, reflecting ownership as of December 31, 2010. Vanguard is a Pennsylvania parent company of VFTC and both are classified as Investment Advisors in accordance with Rule 13d-1(b) as defined in Section 240.13d-1(b)(1)(ii)(E) of the Act. According to the filing, Vanguard beneficially owns 2,378,070 shares (5.58%) of the Common Stock with sole dispositive power over 2,308,583 shares and shared voting and dispositive power over 69,487 shares of Common Stock. VFTC, a wholly-owned subsidiary of Vanguard is the beneficial owner of these 69,487 shares (0.16%) of Common Stock and directs the voting of these shares of Common Stock.

(7)	Includes (i) 2,246 shares of Common Stock that Mr. Heitz has the right to acquire by exercising options granted under the 1999 Plan; (ii) 42,704 shares over which he has sole voting and investment power; and (iii) 17,077 shares of restricted Common Stock over which he has voting power but no investment power.

(8)	Includes (i) 46,396 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(9)	Includes (i) 4,588 shares of Common Stock over which Ms. Allen has sole voting and investment power; and (ii) 4,939 shares of restricted Common Stock over which she has voting power but no investment power.

(10)	Includes (i) 27,000 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(11)	Includes (i) 39,279 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(12)	Includes (i) 39,132 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(13)	Includes (i) 18,734 shares of Common Stock over which Ms. Holland-Branch has sole voting and investment power; and (ii) 6,009 shares of restricted Common Stock over which she has voting power but no investment power.

(14)	Mr. Shockley has 3,500 shares of Common Stock over which he has sole voting power but no investment power.

(15)	Includes (i) 43,405 shares of Common Stock over which Mr. Siegel has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(16)	Includes (i) 26,861 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(17)	Includes (i) 3,000 shares of Common Stock over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.

(18)	Includes (i) 8,159 shares of Common Stock over which Mr. Stevens has sole voting and investment power; and (ii) 92,251 shares of restricted Common Stock over which he has voting power but no investment power.

(19)	Includes (i) 10,916 shares of Common Stock over which Mr. Carpenter has sole voting and investment power; and (ii) 7,100 shares of restricted Common Stock over which he has voting power but no investment power.

(20)	Includes (i) 6,471 shares of Common Stock over which Mr. Fleager has sole voting and investment power; and (ii) 7,450 shares of restricted Common Stock over which he has voting power but no investment power.

(21)	Mr. Miracle has 4,950 shares of restricted Common Stock over which he has sole voting power but no investment power.

(22)	Includes (i) 16 shares of Common Stock over which Ms. Kipp has sole voting and investment power; and (ii) 2,500 shares of restricted Common Stock over which she has voting power but no investment power.

(23)	Includes (i) 60,090 shares of Common Stock that other officers currently have the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 102,629 shares over which the officers have sole voting and investment power; and (iii) 25,150 shares of restricted Common Stock over which they have voting power but no investment power.

(24)	Includes (i) 62,336 shares of Common Stock related to stock options discussed above; (ii) 419,290 shares of restricted Common Stock over which the directors and officers have sole voting and investment power; and (iii) 195,426 shares of restricted Common Stock over which they have voting power but no investment power.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2010, the Audit Committee, among other things, (i) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (ii) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer, and independent auditors prior to public release; (iii) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”; (iv) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (v) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (vi) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2010. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s independent auditors, and the Board of Directors concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Charles A. Yamarone, Chairman

John Robert Brown

James W. Cicconi

Michael K. Parks

Eric B. Siegel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Act requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2010, its directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, except that a Form 4 for each of Ms. Kerry B. Lore, Vice President, Customer Care, and Mr. John A. Whitacre, Vice President Power Marketing & Fuels, reporting a stock option exercise and same-day sale of the option shares, was filed late.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 17, 2011. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board of Directors knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2010 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

SARBANES-OXLEY SECTION 302 CERTIFICATION

On February 28, 2011, the Company filed with the SEC, as an exhibit to its Form 10-K, the Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the rules adopted by the Securities and Exchange Commission, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY By Order of the Board of Directors

Guillermo Silva, Jr. Corporate Secretary

Dated: April 15, 2011

EL PASO ELECTRIC COMPANY 100 N. STANTON P.O. BOX 982 EL PASO, TX 79901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34829-P06781	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EL PASO ELECTRIC COMPANY The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors			☐	☐	☐
Nominees
	01)	CATHERINE A. ALLEN
	02)	KENNETH R. HEITZ
	03)	MICHAEL K. PARKS
	04)	ERIC B. SIEGEL
The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain
2.	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.						☐	☐	☐
3.	To approve, by non-binding vote, executive compensation.						☐	☐	☐
The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.					☐	☐	☐	☐
NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted as recommended by the Board of Directors as indicated above. If any other routine matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address change/comments, mark here. ☐ (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting:

The Annual Report, Notice, Proxy Statement, and Form 10-K are available at www.proxyvote.com.

M34830-P06781

EL PASO ELECTRIC COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Shareholders

May 26, 2011

The undersigned hereby nominate(s), constitute(s), and appoint(s) David W. Stevens, David G. Carpenter, Mary E. Kipp, and Gary D. Sanders, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at 455 Madison Avenue, New York, New York 10022, on Thursday, May 26, 2011 at 10:00 a.m., ET, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2 AND 3, AND FOR “1 YEAR” FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE